Exhibit 99.1

            Dobson Communications Announces Stock Repurchase Program

OKLAHOMA CITY, September 14, 2001 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq: DCEL) today announced that its board of directors has authorized a stock repurchase program of up to $80 million in the Company's Class A common stock. The purchases may be made in the open market, through block trades, through privately negotiated transactions or otherwise, over the next 12 months.

"We believe this stock repurchase program is in the best interests of all of our shareholders," said Everett R. Dobson, chairman and chief executive officer. "We believe the Company's stock is significantly undervalued at recent levels. We continue to study the full range of strategic alternatives for our Company going forward and implement this program with the goal of enhancing value for all our shareholders."

Some or all of the shares purchased under this program, which is effective immediately, may be used to fund the Company's stock option plans and to fund incentive programs for key employees. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of September 14, 2001, there were approximately 33.3 million shares of Dobson Class A common stock outstanding. The number of Class A and Class B shares outstanding as of September 14, 2001 was 94.6 million.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 19 states. Dobson has expanded rapidly in recent years through internal growth and by acquisition. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include economic disruptions, increased levels of competition, restrictions on the Company's ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:  Dobson Communications Corporation, Oklahoma City
          J. Warren Henry, Vice President, Investor Relations
          (405) 529-8820